Exhibit 10.2

TEMPUR-PEDIC INTERNATIONAL INC.

2003 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

(TOM BRYANT)

THIS AGREEMENT dated as of June 26, 2006, between Tempur-Pedic International Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Optionee”).

1.    Grant of Option. Pursuant and subject to the Company’s 2003 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to the Optionee, an option (the “Option”) to purchase from the Company all or any part of a total of seven hundred thousand (700,000) shares (the “Optioned Shares”) of the Company’s common stock, par value $0.01 per share (the “Stock”), at a price of $13.92 per share. The Grant Date of this Option shall be June 26, 2006.

2.    Character of Option. This Option is not to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3.    Duration of Option. Subject to the following sentence, this Option shall expire at 5:00 p.m. on June 26, 2016. However, if the Optionee’s employment ends before that date (including because the Optionee’s employer ceases to be an Affiliate), this Option shall expire on the earliest date specified in whichever of the following applies:

(a)    If the Optionee’s employment terminates pursuant to Section 3.1(a) (“Termination by Company Without Cause”) or 3.1(b) (“Termination by Employee for Good Reason”) of the Employment and Noncompetition Agreement between the Optionee and the Company dated as of June 26, 2006 (the “Employment Agreement”), then ninety (90) days after the date of such termination of employment;

(b)    If the Optionee’s employment is terminated pursuant to Section 3.1(c) (“Termination by the Company for Cause”) of the Employment Agreement, or if Optionee terminates his employment (other than pursuant to Section 3.1(b) of the Employment Agreement) or if the Optionee or the Company elects not to renew the term of the Employment Agreement, as provided in Section 1.1 of the Employment Agreement, then on the date of the termination of employment; or

(c)    If the Optionee’s employment terminates pursuant to Section 3.1(d) (“Termination Upon Death or Disability”) of the Employment Agreement, then on the first anniversary of the date employment ends.

This Option shall expire as described above based on the Optionee’s termination of employment notwithstanding that the Optionee continues in association with the Company or an Affiliate in another capacity. The date of the Optionee’s termination or cessation of employment with the Company and its Affiliates shall be referred to herein as the “Termination Date.”

4.    Vesting and Exercise of Option.

(a)    The Optionee shall have the right to exercise this Option for all or a portion of the Optioned Shares which have become Vested Optioned Shares as of the date of exercise in accordance with this Section 4. Initially, none of the Optioned Shares shall be considered “Vested Optioned Shares” and all of the Optioned Shares shall be considered “Unvested Optioned Shares”. On the first anniversary date hereof prior to a Termination Date, twenty five percent (25%) of the Optioned Shares shall become “Vested Optioned Shares” as set forth below, and on each quarterly anniversary of the Grant Date thereafter prior to a Termination Date, an additional six and a quarter percent (6.25%) of the Optioned Shares shall become “Vested Optioned Shares”, such that all of the Optioned Shares shall be Vested Optioned Shares as of and after June 26, 2010 if a Termination Date does not occur prior to such date. The table set forth below identifies the number of Optioned Shares and the applicable vesting dates pursuant to which the Optionee may exercise this Option.

Date	Percentage	Vested Optioned Shares
June 26, 2007	25%	175,000
September 26, 2007	6.25%	218,750
December 26, 2007	6.25%	262,500
March 26, 2008	6.25%	306,250
June 26, 2008	6.25%	350,000
September 26, 2008	6.25%	393,750
December 26, 2008	6.25%	437,750
March 26, 2009	6.25%	481,250
June 26, 2009	6.25%	525,000
September 26, 2009	6.25%	568,750
December 26, 2010	6.25%	612,500
March 26, 2010	6.25%	656,250
June 26, 2010	6.25%	700,000

(b)    If this Option terminates pursuant to Section 3(a) of this Agreement, then that number of Unvested Optioned Shares that would otherwise vest and become Vested Optioned Shares during the one year period after the Termination Date shall immediately vest and become Vested Optioned Shares as of the Termination Date, but no additional Unvested Optioned Shares will become Vested Optioned Shares after such date.

(c)    If this Option terminates pursuant to Section 3(c) of this Agreement, then fifty percent (50%) of any Optioned Shares that were Unvested Optioned Shares on such date shall immediately vest and become Vested Optioned Shares as of the Termination Date, but no additional Unvested Optioned Shares shall become Vested Optioned Shares after such date.

(d)    During any period that this Option remains outstanding after the Termination Date, the Optionee may only exercise such Option to the extent provided in this Section 4 of this Agreement. The procedure for exercising this Option is described in Section 7.1(e) of the Plan. The exercise price due on exercise may be paid by delivering other shares of Stock of equivalent Market Value provided the Optionee has owned such shares of Stock for at least six months.

5.    Transfer of Option. Except as provided in Section 6.4 of the Plan, this Option may not be transferred except by will or the laws of descent and distribution, and, during the Optionee’s lifetime, only the Optionee may exercise this Option.

6.    Change of Control Acceleration. Section 9 of the Plan (“Change of Control”) will not apply to this Option. However, as provided in Section 7.1(d) of the Plan, the Committee retains the right to accelerate this Option in whole or in part at any time.

7.    Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 of the Plan (“Settlement of Awards”). Capitalized terms used but not defined herein shall have the meaning assigned under the Plan.

8.    Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof, and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee. This Agreement may be executed in one or more counterparts all of which together shall constitute one instrument.

9.    Tax Consequences. The Company makes no representation or warranty as to the tax treatment of this Option or the exercise of this Option or upon the Optionee’s sale or other disposition of the Optioned Shares. The Optionee should rely on his own tax advisors for such advice.

10.    Certain Remedies.

(a)    If at any time within two years after termination of the Optionee’s employment with the Company and its Affiliates any of the following occur:

(i)    the Optionee unreasonably refuses to comply with lawful requests for cooperation made by the Company, its board of directors, or its Affiliates;

(ii)    the Optionee accepts employment or a consulting or advisory engagement with any Competitive Enterprise of the Company or its Affiliates or the Optionee otherwise engages in competition with the Company or its Affiliates;

(iii)    the Optionee acts against the interests of the Company and its Affiliates, including recruiting or employing, or encouraging or assisting his new employer to recruit or employ an employee of the Company or any Affiliate without the Company’s written consent;

(iv)    the Optionee fails to protect and safeguard while in the Optionee’s possession or control, or surrender to the Company upon termination of the Optionee’s employment with the Company or any Affiliate or such earlier time or times as the Company or its board of directors or any Affiliate may specify, all documents, records, tapes, disks and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part thereof, whether or not prepared by the Optionee;

(v)    the Optionee solicits or encourages any person or enterprise with which he had business-related contact, who has been a customer of the Company or any of its Affiliates, to terminate its relationship with any of them; or

(vi)    the Optionee breaches any confidentiality obligations he has to the Company or an Affiliate, the Optionee fails to comply with the policies and procedures of the Company or its Affiliates for protecting confidential information, the Optionee uses confidential information of the Company or its Affiliates for his own benefit or gain, or the Optionee discloses or other misuses confidential information or materials of the Company or its Affiliates (except as required by applicable law); then

(1)    this Option shall terminate and be cancelled effective as of the date on which the Optionee entered into such activity, unless terminated or cancelled sooner by operation of another term or condition of this Agreement or the Plan;

(2)    any stock acquired and held by the Optionee pursuant to the exercise of this Option during the Applicable Period (as defined below) may be repurchased by the Company at a purchase price of $13.92 per share; and

(3)    any gain realized by the Optionee from the sale of stock acquired through the exercise of this Option during the Applicable Period shall be paid by the Optionee to the Company;

(b)    The term “Applicable Period” shall mean the period commencing on the later of the date of this Agreement or the date which is one year prior to the Optionee’s termination of employment with the Company or any Affiliate and ending two years from the Optionee’s termination of employment with the Company or any Affiliate.

(c)    The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in, any entity that engages in, the manufacture, sale or distribution of mattresses or pillows or other bedding products or other products competitive with the Company’s products. Competitive Enterprise shall include, but not be limited to, the entities set forth on Appendix A hereto, which may be amended from time to time upon notice to the Optionee. At any time the Optionee may request in writing that the Company make a determination whether a particular enterprise is a Competitive Enterprise. Such determination will be made within 14 days after the receipt of sufficient information from the Optionee about the enterprise, and the determination will be valid for a period of ninety (90) days from the Termination Date.

11.    Right of Set Off. By executing this Agreement, the Optionee consents to a deduction from any amounts the Company or any Affiliate owes the Optionee from time to time, to the extent of the amounts the Optionee owes the Company under Section 10 above, provided that this set-off right may not be applied against wages, salary or other amounts payable to the Optionee to the extent that the exercise of such set-off right would violate any applicable law. If the Company does not recover by means of set-off the full amount the Optionee owes the Company, calculated as set forth above, the Optionee agrees to pay immediately the unpaid balance to the Company upon the Company’s demand.

12.    Nature of Remedies.

(a)    The remedies set forth in Sections 10 and 11 above are in addition to any remedies available to the Company and its Affiliates in any non-competition, employment, confidentiality or other agreement, and all such rights are cumulative. The exercise of any rights hereunder or under any such other agreement shall not constitute an election of remedies.

(b)    The Company shall be entitled to place a legend on any certificate evidencing any stock acquired upon exercise of this Option referring to the repurchase right set forth in Section 10(a). The Company shall also be entitled to issue stop transfer instructions to the Company’s stock transfer agent in the event the Company believes that any event referred to in Section 10(a) has occurred or is reasonably likely to occur.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/s/ JEFFREY S. BARBER	/s/ H. THOMAS BRYANT
Title:	Director, Chairman of Compensation Committee	Signature of Optionee
H. Thomas Bryant
Name of Optionee
Optionee’s Address: